Exhibit 12

November 19, 221

Board of Directors

3017 Bolling Way NE, Floors 1 and 2,

Atlanta, Georgia, 30305, USA

To the Board of Directors:

We are acting as counsel to T Stamp Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement, and pre-qualification amendments, cover the contemplated issuance of up to 1,500,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) issuable pursuant to the exercise of certain issued and outstanding warrants to purchase shares of the Company’s Class A Common Stock at an exercise price of $4.00 per share (the “Warrants”). We refer to the 1,500,000 shares of Class A Common Stock issuable upon the exercise of the Warrants herein as “Warrant Shares” (and each individually, a “Warrant Share”).

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the amended and restated certificate of incorporation (as amended) and amended and restated bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that, upon the issue of any Warrant Shares, the Company will receive consideration for the full exercise price thereof which shall be equal to $4.00 per Warrant Share.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that, upon the due issuance of the Warrant Shares and payment of the consideration therefor in accordance with the terms of the Warrants, such Warrant Shares will be legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

AS/GA